                                                                    Exhibit 10.9





                               As of May 1, 1993
                        And Amended on Sepember 11, 1995


JPS Textile Group, Inc.
Suite 202
555 North Pleasantburg Drive
Greenville, South Carolina 29607

Gentlemen:

                 Recognizing that I have been employed in the textile manufacturing business for more than thirty years and by JPS Converter and Industrial Corp. (a wholly owned subsidiary of JPS Textile Group, Inc. (the "Company")), since February, 1991, most recently as Vice President, Director of Sales of the Apparel Group, and that you desire that I enter into the following agreement in connection with my promotion as set forth below, this letter confirms my agreement with the Company, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, with respect to the following:

                 1. Except as provided in paragraph 2 or 3, the Company shall employ me for the period commencing May 1, 1993 and ending on April 30, 1997 (the "Four-Year Period") as President of Marketing and Sales for the Apparel and Home Furnishings Group of JPS Converter and Industrial Corp. I shall have the powers, duties, responsibilities and authority that have traditionally been accorded such position, which I shall exercise in accordance with the goals and objectives established from time to time by senior management. It is understood, agreed and accepted by me that the management responsibilities of this new position will require additional travel over and above my previous position. It is accepted and agreed that senior management will require my presence a minimum of two (2) days per month for reviews in Greenville, S.C. and one (1) to two (2) days per month for mangement reviews in New York or other locations as may be specified. In addition, it is understood, agreed and accepted that I will be required to travel to the extent required to perform my job both in the U.S. and internationally either at my discretion or at the request of senior management. The frequency and timing of these travels may from time to time be close together or may be spread out over several months. My annual base salary shall initially be $200,000, and I shall have a bonus opportunity target of 50% of such salary. My base salary shall be reviewed annually by senior management and may be increased but not decreased. Factors that shall be taken into account in reviewing my salary shall include but shall not be

JPS Textile Group, Inc.                2                       As of May 1, 1993
                                  And Amended on September 11, 1995

limited to my personal performance, the performance of JPS Converter and Industrial Corp., changes in the cost of living and changes in my responsibilities or duties. My bonus shall be calculated for each fiscal year of the Company, commencing with the fiscal year beginning November 1, 1992. Senior management shall establish my bonus goals prior to the beginning of each fiscal year, [except that bonus goals for the current fiscal year are attached hereto]. My bonus shall be payable within 90 days after the end of each fiscal year. I shall also be entitled to receive all fringe benefits provided for active employees.

                 2. If the Company terminates my employment prior to the end of the Four-Year Period other than for "cause" (as defined in Paragraph 3 below), I shall be entitled to receive as severance (a) an amount equal to my annual base salary in effect at the time of such termination payable in the ordinary course, as if my employment had not been terminated (this shall include fringe benefits accorded all active employees, except L.T.D., provided appropriate contributions are made by me as required), and (b) a pro-rata bonus amount up to date of termination for the plan year in which such termination occurs, according to the terms of the Plan; provided, however, that in no event shall any payment be made pursuant to this Paragraph 2 to the extent such payment would constitute an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute. If the Company reduces my base salary or bonus opportunity, diminishes my power, authority or responsibilities as described in paragraph 1, requires me to relocate outside of New York City or materially increases the amount of my travel to such an extent that I am unable to perform the duties of my position as stated in paragraph 1, and provided that I have communicated and discussed such with my immediate superior and allowed a reasonable time for a resolution of the material increase in travel or otherwise breaches its obligations to me hereunder and such action shall not be cured within (30) days of my giving written notice to the company thereof, I may terminate my employment and such termination shall be treated for the purposes of this letter agreement as a termination by the Company other than for cause.

                 3. Should I be terminated by the Company for cause, I will receive only my base salary through the date of termination. For the purposes hereof, the term "cause" shall mean any of the following:

                   (i) My failure to perform any material obligations of my employment, which are generally recognized as required of the above defined position and which I shall have failed to cure within thirty
         (30) days after receiving written notice thereof from the Company; or

                  (ii) I shall have violated the provisions of Paragraph 4 hereof; or

JPS Textile Group, Inc.                3                       As of May 1, 1993
                                 And Amended on September 11, 1995

                 (iii) I have committed an act of fraud, embezzlement, theft, or dishonesty against the Company; or

                  (iv) I shall have been convicted of (or plead nolo contendere to) any felony or any misdemeanor involving moral turpitude or which might, in the reasonable opinion of the Company, cause embarrassment to the Company.

                 In the event that during the Four-Year Period, the Company elects to terminate my employment for "cause", the Company shall send me written notice thereof terminating my employment and describing the action constituting "cause", and thereupon the Company shall have no further obligations pursuant to this letter agreement, but I shall have the obligations provided for in Paragraph 4 below. In the event that during the Four-Year Period, I leave the employ of the Company of my own accord (other than pursuant to Paragraph 2), the Company shall have no further obligations pursuant to this letter agreement but I shall have the obligations provided for in Paragraph 4 below.

                 4.       (a)     I hereby agree that during my employment and
during the period from the date of termination of my employment through and including the date which is one year from the date of the termination of my employment, I shall not, without the prior written approval of the Company, directly or indirectly through any other person, firm or corporation, (i) engage or participate in or become employed by or render advisory or other services to or for any person, firm or corporation, or in connection with any business enterprise, which is, directly or indirectly, in competition with any of the business operations or activities of the JPS Converter and Industrial Corp., (ii) solicit, raid, entice or induce any person or organization who on the date of termination of employment is, or within the last six (6) months of my employment was a customer of the JPS Converter and Industrial Corp., to become a customer of any person, firm or corporation, and I shall not approach any such customer for such purpose or knowingly approve the taking of such actions by other persons, or (iii) solicit, raid, entice or induce any such person who on the date of termination of my employment is, or within the last six (6) months of my employment by the JPS Converter and Industrial Corp. was, an employee of the JPS Converter and Industrial Corp., to become employed by any person, firm or corporation, and I shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; provided, however, that I shall not be bound by the restrictions contained in clause (i) of this Paragraph 4(a) if the Company terminates my employment prior to the third anniversary of the date hereof other than for "cause" (as defined in Paragraph 3 hereof) and the restrictions. For the purposes hereof, a person, firm, corporation or other business enterprise shall be deemed to be in competition with the JPS Converter and Industrial Corp. if more than 5% of its revenues are derived from the manufacture or sale of

JPS Textile Group, Inc.                4                       As of May 1, 1993
                                 And Amended on September 11, 1995

products of the kind manufactured and sold by the JPS Converter and Industrial Corp., within any geographic area in which the JPS Converter and Industrial Corp. operates or sells its products.

                 (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the JPS Converter and Industrial Corp.'s business methods, systems, plans and policies which I have established, received or obtained during my employment or hereafter shall establish, receive or obtain as an employee of the JPS Converter and Industrial Corp., are valuable and unique assets of the JPS Converter and Industrial Corp., I agree that, during my employment and at all times thereafter, I shall not (otherwise than pursuant to my duties) disclose or use, without the prior written approval of the Company, any such knowledge or information pertaining to the JPS Converter and Industrial Corp., its business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Paragraph 4(b) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of the breach of my obligations hereunder), information which is or shall become available in trade or other publications, information known to me prior to entering the employ of the JPS Converter and Industrial Corp., and information which I am required to disclose by law or an order of a court of competent jurisdiction. If I am required by law or a court order to disclose such information, I shall notify the Company of such requirement prior to disclosing such information and provide the Company an opportunity (if the Company so elects) to contest such law or court order.

                 5. If any provision of this letter agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this letter agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

                 6. Any claims or disputes arising under this letter agreement, including any action to enforce payment of any amounts payable under Paragraph 2 or 3 or the covenants set forth in Paragraph 4, shall be resolved by binding arbitration under the rules of the American Arbitration Association then in effect in the State of New York, by an arbitrator acceptable to both the Company and me. If we cannot agree on an acceptable arbitrator within ten
(10) days, the dispute shall be heard by a panel of three arbitrators, one appointed by each of us and the third appointed by the other two arbitrators. Each of us shall appoint our arbitrator within ten (10) days, and the two arbitrators shall agree on a third arbitrator within an additional ten (10) days. Any such

JPS Textile Group, Inc.                5                       As of May 1, 1993
                                 And Amended on September 11, 1995

arbitration shall be held in New York, New York (or in such other location as may be agreed to by the parties) and shall be completed within a further ninety
(90) days. Each party shall bear its own costs of such arbitration. The judgment of the arbitrators may be enforced in any court having jurisdiction over the party against whom the award is made. If I prevail in asserting any claim the Company shall pay interest on the amount determined to be due from the date payment of such amount should otherwise have been paid to the date of payment, at the rate of 8% compounded annually.

                 7. This letter agreement (i) is in lieu of any other provision for severance payments by the Company which are hereby waived, (ii) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto, (iii) may be executed and delivered in one or more counterparts, all of which taken together shall constitute but one of the same original instrument, and (iv) shall be governed and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles of such state.


                               Very truly yours,



                                        By: /s/ Carl Rosenbluth
                                           ----------------------------------
                                           Carl Rosen
                                           President of Marketing and
                                           Sales for the Apparel and
                                           Home Furnishings Group


ACCEPTED AND AGREED TO:

JPS TEXTILE GROUP, INC.



By: /s/ Jerry E. Hunter
   -----------------------------
   Name: Jerry E. Hunter
   Title: President and Chief Executive Officer